Exhibit 99.1

Company Contact:                 Investor Relations Contact:
Ultralife Batteries, Inc.        Lippert/Heilshorn & Associates, Inc.
Robert W. Fishback               Jody Burfening
(315) 332-7100                   (212) 838-3777
bfishback@ulbi.com               jks@lhai.com


       ULTRALIFE BATTERIES, INC. EXTENDS CREDIT FACILITY THROUGH JUNE 2004

Newark, NY, March 27, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI) today announced that its primary lending bank, Congress Financial Corporation, has agreed to amend the Company's $15 million credit facility that was first established in June 2000. The amendment, which was executed on March 25, 2003, extends the credit agreement through June 30, 2004, and provides for a release of accounts receivable at the Company's U.K. subsidiary in order to allow that subsidiary to obtain its own revolving credit facility with a U.K. bank. In addition, the amendment revises certain borrowing base formulas that are less restrictive in light of the recent order activity with the U.S. military. The Company's loan covenant has also been revised so that the minimum net worth requirement will change annually based on a portion of the Company's earnings.

     John Kavazanjian, president and chief executive officer of Ultralife Batteries, noted, "This credit facility has been an important part of financing the rapid growth of our business and we are pleased to extend our relationship with Congress Financial for another year."


About Ultralife

Ultralife is a leading developer, manufacturer, and marketer of customized and standard lithium primary, lithium ion and polymer rechargeable batteries. Ultralife manufactures high-energy batteries utilizing advanced lithium technology. Our Primary (non-rechargeable), lithium ion and polymer rechargeable batteries are used in military, industrial and consumer portable electronic products. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack, Sears and the national defense agencies of the United States, United Kingdom and Germany.